EXHIBIT 4.168
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
Receivables Pledge Agreement
between
1. SIG Austria Holding GmbH
as Pledgor
and
2. Wilmington Trust (London) Limited
as Pledgee and Collateral Agent

Contents
Whereas:	3
1. Definitions	3
2. Construction	7
3. Secured Obligations	7
4. Pledges	8
5. Perfection of Security and Further Security	8
6. Enforcement of Pledges	9
7. Undertakings of the Pledgor	10
8. Acknowledgment by Pledgor	10
9. Representations and Warranties of the Pledgor	10
10. Duration and Independence	11
11. Partial Invalidity; Waiver	11
12. Further Assurance	12
13. Amendments; Waiver	12
14. Miscellaneous	12
15. Execution in Counterparts	14
16. Stamp Duty	15
17. Capital maintenance	15
18. Choice of Law	15
19. Settlement of Disputes	15

Whereas:
A. Pursuant to the Credit Agreement (as defined below) the Lenders (as defined therein) under this agreement granted to the Borrowers (as defined below) facilities as provided therein.
B. Pursuant to the Senior Secured Note Indenture (as defined below) the Issuers (as defined therein) have issued certain notes.
C. The Pledgor is foreseen to grant a pledge over its Receivables (as defined below) as security for the Secured Parties’ (as defined below) respective claims against the Borrowers under the Loan Documents (as defined below).
D. The security created by or pursuant to this Agreement (as defined below) is to be administered by the Collateral Agent (as defined below) for and on behalf of the Secured Parties pursuant to the relevant provisions of the First Lien Intercreditor Agreement (as defined below).
Now, it is agreed as follows:
1. Definitions
A term defined in the First Lien Intercreditor Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement or any notice given under or in connection with this Agreement and in addition:

Account Pledge Agreement	means the account pledge agreement entered into on or about the date of this Agreement between the Pledgor and the Collateral Agent, as varied, amended, extended, restructured, renewed, novated, restated, replaced, modified or supplemented from time to time.

Additional Collateral Agent’s Fee Letter	means the fee letter dated 20 January 2010 among the Collateral Agent and Reynolds Group Holdings Limited as amended, novated, supplemented, restated or modified from time to time.

Agreed Security Principles	has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

Agreement	means this receivables pledge agreement, as the same may from time to time be varied, amended, extended, restructured, renewed, novated, supplemented, restated, replaced or modified from time to time.

Amendment No.1 and Joinder Agreement	means the joinder agreement dated 21 January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.

Borrowers	has the meaning given to it under the Credit Agreement from time to time.

Business Days	has the meaning given to it under the Credit Agreement from time to time.

Collateral Agent	means Wilmington Trust (London) Limited, as joint and several creditor for and on behalf of itself and each of the Secured Parties on the terms and conditions set out in the First Lien Intercreditor Agreement. The term “Collateral Agent” shall include any person for the time being appointed as collateral agent, or as an additional collateral agent, for the purpose of, and in accordance with, the First Lien Intercreditor Agreement and shall include successors, transferees and permitted assigns.

Collateral Rights	means all rights, powers and remedies of the Collateral Agent provided by this Agreement or by law.

Credit Agreement	means a credit agreement dated as of 5 November 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V. and the Pledgor as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

Enforcement Event	means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

Existing Receivables	means any and all claims and receivables of the Pledgor against the following third parties resulting out of the following legal grounds existing at the time of this Agreement: in particular (but not limited to) claims from the sale of goods and assets and/or the providing of services (Lieferungen und Leistungen), leasing licence and rental claims, damage claims, enrichment claims, warranty claims, tax refund claims, and all other claims and receivables of whatever nature, in each case together with all ancillary rights and claims associated therewith, in each case except for the Accounts (as defined in the Account Pledge Agreement).

First Lien Intercreditor Agreement	means the first lien intercreditor agreement dated 5 November 2009 among (amongst others) The Bank of New York Mellon as collateral agent and as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse) as administrative agent under the Credit Agreement and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No.1 and Joinder Agreement which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement).

Future Receivables	means any and all claims and receivables of the Pledgor against the following third parties resulting out of the following legal grounds which the Pledgor may acquire in the future: in particular (but not limited to) claims from the sale of goods and assets and/or the providing of services (Lieferungen und Leistungen), leasing licence and rental claims, damage claims, enrichment claims, warranty claims, tax refund claims, and all other claims and receivables of whatever nature, in each case together with all ancillary rights and claims associated therewith, in each case except for the Accounts (as defined in the Account Pledge Agreement).

Intercreditor Arrangements	means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

Issuers	has the meaning given to it in the Senior Secured Note Indenture, including their successors in interest.

Lien	has the meaning given to it in the First Lien Intercreditor Agreement.

Loan Documents	means the “Credit Documents” under, and as defined in the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

Loan Parties	means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

Loan Parties’ Agent	means Reynolds Group Holdings Limited (previously known as Rank Group Holdings Limited).

Parallel Obligations	means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the Loan Documents.

Party	means a party to this Agreement. The term “Parties” means any of them.

Pledge	has the meaning given to it in Clause 4.1.

Pledgee	means the Collateral Agent.

Pledgor	means SIG Austria Holding GmbH, a limited liability company organised under the laws of Austria with its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestraße 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 236071 p.

Principal Finance Documents	means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

Receivables	means the Existing Receivables and the Future Receivables.

Secured Obligations	means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, including in particular, but not limited to, the Parallel Obligations, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

Secured Parties	means the “Secured Parties” under, and as defined in, the

First Lien Intercreditor Agreement.

Security Documents	has the meaning given to it in the First Lien Intercreditor Agreement.

Senior Secured Note Indenture	means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.
2. Construction
In this Agreement, unless the context otherwise requires:
(a)	the rules of interpretation contained in the First Lien Intercreditor Agreement apply to the construction of this Agreement and any notice given under or in connection with this Agreement.

(b)	unless otherwise stated, a “Clause” is a reference to a Clause of this Agreement;

(c)	unless otherwise stated, a “Schedule” is a reference to a Schedule of this Agreement and references to this Agreement include its Schedules;

(d)	words importing the plural shall include the singular and vice versa;

(e)	a reference to (or to any specified provision of) any agreement, deed or other instrument (for the avoidance of doubt including, but not limited to, such agreements, deeds or other instruments which are entered into prior to or after the conclusion of this Agreement) is to be construed as a reference to that agreement, deed or other instrument or that provision as from time to time amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified; and

(f)	this Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.
3. Secured Obligations
3.1 The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The security created hereunder shall remain in full force and effect as a continuing security for the Secured Obligations unless and until the earlier of the following occurs: (i) discharge by the Collateral Agent, (ii) complete satisfaction or explicit waiver of any and all Secured Obligations or (iii) discharge in accordance with Clauses 14.1 or 14.2.

3.2 The parties to this Agreement agree that in the case of a transfer or assignment or novation of any Secured Obligations in accordance with the terms of the Principal Finance Documents, the Pledges hereunder shall not lapse but shall continue to secure such transferred or assigned or novated Secured Obligations.
3.3 Furthermore, the parties to this Agreement agree that in case of a substitution of any Loan Party or the assumption of any of the Secured Obligations from any Loan Party or the transfer of any of the Secured Obligations from any Loan Party to another person, the Pledges hereunder shall not lapse but shall continue to secure such Secured Obligations in accordance with section 1407 para 2 of the Austrian General Civil Code (Allgemeines Bürgerliches Gesetzbuch).
4. Pledges
4.1 The Pledgor hereby pledges to the Collateral Agent the Receivables (each a “Pledge” and together the “Pledges”).
4.2 Subject to any Liens permitted by the Principal Finance Documents and subject to any Legal Reservations (as defined in the Credit Agreement), the Pledges shall rank ahead of any other Lien now in existence or created in future in or over any of the Receivables. The validity and effect of each of the Pledges shall be independent from the validity and effect of any other Pledges created hereunder.
4.3 The Collateral Agent hereby accepts the Pledges.
4.4 Each of the Pledges is in addition and without prejudice to any other security that a Secured Party may now or hereafter hold in respect of the Secured Obligations.
4.5 Notwithstanding any other provision of this Agreement, the Pledgor shall be permitted to deal with the Receivables in any manner and to exercise all of its rights and benefits under and in respect of the Receivables (including, but not limited to, the sale, disposal, transfer, assignment, set off or forgiveness of the whole or any part of any Receivables if permitted by the Principal Finance Documents (which includes, for the avoidance of doubt, the disposal of the Receivables in connection with any factoring arrangement which is permitted under the Principal Finance Documents)) freely and without restriction in accordance with the terms and conditions of the Principal Finance Documents without reference to the Collateral Agent unless an Enforcement Event has occurred and is continuing.
5. Perfection of Security and Further Security
5.1 The Pledgor shall, subject to the Agreed Security Principles, at all times (while this Agreement is in existence) take all reasonable actions to ensure that all Receivables are marked as being pledged in accordance with Austrian law (Buchvermerk).
5.2 In order to effectuate the Pledges hereunder the Pledgor shall promptly upon signing of this Agreement record the Pledges in its company books and records, in the relevant individual account and the open-item list, in each case specifying the date of signing of this Agreement, the date of the annotation, as well as the Collateral Agent as pledgee, in such manner so as to ensure that any person inspecting such books and records becomes aware of the Pledges.
5.3 Upon the instructions of the Collateral Agent (acting on the reasonable instruction of the Applicable Representative), which may be given at any time after signing this Agreement, the Pledgor hereby, subject to the Agreed Security Principles, undertakes to take all actions reasonably required in relation to the perfection of the Pledges created under this Agreement. For the avoidance of doubt, no notice of this Agreement or the Pledges created hereunder shall be given to any third party if an Enforcement Event has not occurred and is not continuing.
6. Enforcement of Pledges
6.1 The Pledgor herewith grants its express consent that if an Enforcement Event has occurred and is continuing, the Pledges shall become enforceable by the Collateral Agent. The Collateral Agent may at any time thereafter (while the Enforcement Event is still continuing) avail itself of all rights and remedies that a pledgee has upon default of a pledgor under the laws of Austria. In particular, but not limited to, the Collateral Agent shall be entitled to set-off (Verrechnung auf die Schuld) any and all payments received with regard to the Receivables without writ, judgement or any other legal court action with the Secured Obligations if an Enforcement Event has occurred and is continuing. The Collateral Agent may also request the transfer of and collect any amounts in relation to the Receivables without writ, judgement or any other legal court action with the Secured Obligations if an Enforcement Event has occurred and is continuing. The Pledgor grants its explicit consent to such set-off and such out-of-court enforcement in accordance with this Clause 6.1.
6.2 In case the Secured Parties acting through the Collateral Agent should seek to enforce the Pledges pursuant to, and in accordance with Clause 6.1 above, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Receivables or any part thereof and/or the exercise by the Secured Parties acting through the Collateral Agent of any other right they may have under this Agreement as Secured Parties.
6.3 In the event of the enforcement of the Pledges, no rights of the Secured Parties shall pass to the Pledgor by subrogation or otherwise unless and until all of the Secured Obligations have been satisfied and discharged finally and in full. Until then, the Secured Parties shall be entitled to treat all enforcement proceeds as additional collateral for the Secured Obligations or to seek satisfaction from such proceeds at any time.
6.4 The proceeds from the enforcement of the Pledges shall, after deduction of enforcement costs, which are to be borne by the Pledgor to the extent set out in the Principal Finance Documents, and any preferential debts, be paid to the Collateral Agent. Any moneys received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall be applied by the Collateral Agent in accordance with the terms of the Intercreditor Arrangements, save that any amount received or recovered in excess of the Secured Obligations shall be returned to the Pledgor.

6.5 The Collateral Agent may determine which of the securities granted pursuant to the Security Documents, if applicable, shall be used to satisfy the Secured Obligations in accordance with the Intercreditor Arrangements.
6.6 The Pledgor waives its rights of revocation (Anfechtbarkeit) to the extent legally permissible and its right to set-off (Aufrechenbarkeit).
6.7 The Pledgor grants his express consent and authorization to the enforcement of the Pledges by the Collateral Agent in accordance with Clauses 6.1 to 6.6.
6.8 Subject to the terms of and to the extent set out in the Principal Finance Documents the Pledgor agrees that the Collateral Agent, its officers, employees, advisors, agents and delegates shall not be bound by any applicable banking secrecy obligations, including, but not limited to, the obligation as stipulated in section 38 of the Austrian Banking Act (Bankwesengesetz), in connection with the creation and enforcement of the Pledges.
7. Undertakings of the Pledgor
During the term of this Agreement, the Pledgor undertakes to the Secured Parties (unless with the prior written consent of the Collateral Agent (acting on the reasonable instructions of the Applicable Representative) or unless otherwise permitted by the terms of the Principal Finance Documents or this Agreement):
(a)	not to sell, transfer, assign or dispose of the whole or any part of the Receivables; and

(b)	if an Enforcement Event has occurred and is continuing, to provide to the Collateral Agent upon its request a certificate containing such information on the Receivables (including, without limitation, information on perfection of the Pledges) as the Collateral Agent may request (acting on the reasonable instruction of the Applicable Representative).
8. Acknowledgment by Pledgor
The Pledgor acknowledges that:
(a)	to its knowledge it will receive adequate direct or indirect benefits as a result of the transactions contemplated by the Loan Documents; and

(b)	to its knowledge each Secured Party has acted in good faith in connection with the Pledges pursuant to this Agreement and the transactions contemplated by the Loan Documents.
9. Representations and Warranties of the Pledgor
9.1 The Pledgor represents and warrants to the Collateral Agent and the other Secured Parties that on the date of this Agreement with reference to the facts and circumstances then existing:

(a)	it has good title to the Existing Receivables held by it, subject to any Liens permitted by the Principal Finance Documents, and it has not sold or otherwise disposed of or agreed to sell or otherwise dispose of the Existing Receivables or any of its rights or benefits in respect of the Existing Receivables, in each case except as permitted by the Principal Finance Documents or this Agreement; and

(b)	it will have good title to the Future Receivables held by it, subject to any Liens permitted by the Principal Finance Documents, and it will not sell or otherwise dispose of or agree to sell or otherwise dispose of the Future Receivables or any of its rights or benefits in respect of the Future Receivables, in each case except as permitted by the Principal Finance Documents or this Agreement; and

(c)	its rights in relation to the Existing Receivables held by it are not subject to any Liens and there are no other third party rights whatsoever affecting the Existing Receivables held by it, in each case except for any Liens or third party rights permitted by the Principal Finance Documents; and

(d)	its rights in relation to the Future Receivables held by it will not be subject to any Liens and there will not be other third party rights whatsoever affecting the Future Receivables held by it, in each case except for any Liens or third party rights permitted by the Principal Finance Documents.
9.2 All the representations and warranties in Clause 9.1 are made to each Secured Party on the date of this Agreement and all such representations and warranties are deemed to be repeated as true and correct in each material respect by the Pledgor to each Secured Party on the date of a Credit Event (as defined in the Credit Agreement) during the continuance of this Agreement.
10. Duration and Independence
10.1 This Agreement shall remain in full force and effect until the earlier of the following occurs: (i) discharge by the Collateral Agent, (ii) complete satisfaction or explicit waiver of any and all Secured Obligations or (iii) discharge in accordance with Clauses 14.1 or 14.2.
10.2 This Agreement shall create a continuing security which means that no change, amendment, supplement or novation whatsoever of the Secured Obligations and/or in the Loan Documents or in any document or agreement related to the Secured Obligations and/or any of the Loan Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant hereto.
10.3 This Agreement is independent from any other security or guarantee which may have been or will be given in favour of the Secured Parties. None of such other security or guarantee shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

11. Partial Invalidity; Waiver
11.1 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties in respect of the invalid, illegal or unenforceable provision.
11.2 In particular, the Pledges shall not be affected and shall in any event extend to any and all Receivables.
11.3 No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or the Secured Parties, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.
11.4 The security interest constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral Agent may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent over the whole or any part of the Receivables shall merge into the security interest constituted by this Agreement.
12. Further Assurance
12.1 Subject to the Agreed Security Principles, the Pledgor shall promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Receivables to the Collateral Agent or its nominee(s)) that the Collateral Agent may specify (upon the reasonable instruction of the Applicable Representative) for the purpose of (a) (if an Enforcement Event has occurred and is continuing) exercising the Collateral Rights or (b) securing and perfecting the security intended to be created by this Agreement over all or any part of the Receivables. For the avoidance of doubt, no notice of this Agreement or the Pledges created hereunder shall be given to any third party if an Enforcement Event has not occurred and is not continuing.
12.2 At any time if an Enforcement Event has occurred and is continuing, the Pledgor shall upon demand from the Collateral Agent execute all documents and do all other things that the Collateral Agent may require (upon the reasonable instruction of the Applicable Representative) to facilitate the realisation of the Receivables.
13. Amendments; Waiver
Any amendments, changes, variations or waivers to this Agreement may be made only with the agreement of the Pledgor and the Collateral Agent in writing and, if required under Austrian statutory law, in the form of a notarial deed. This applies also to this Clause 13.

14. Miscellaneous
14.1 The security constituted by this Agreement shall be released, reassigned, re-transferred and cancelled:
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Austrian law).
14.2 If the Pledgor disposes of any Receivables and that disposal is permitted by the Principal Finance Documents, such Receivables shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled from the security constituted by this Agreement with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Pledgor) shall do all such acts which are reasonably requested by the Pledgor in order to release, re-assign, re-transfer and cancel the relevant Receivables from the security constituted by this Agreement. Any or all of the Receivables shall also be released, re-assigned, re-transferred and cancelled in accordance with and to the extent permitted by the Intercreditor Arrangements.
14.3 Any settlement or discharge between the Pledgor and the Collateral Agent shall be conditional upon no security or payment to the Collateral Agent by the Pledgor or any Loan Party being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency, and accordingly the Collateral Agent shall be entitled to recover from the Pledgor that security or the amount of any such payment as if that settlement or discharge had not occurred.
14.4 None of the Collateral Agent, its nominee(s) or any receiver appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Receivables or (c) the taking possession or realisation of all or any part of the Receivables, except to the extent provided in the Principal Finance Documents.
14.5 For the purpose of or pending the discharge of any of the Secured Obligations, the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, which the Collateral Agent considers necessary (acting on the reasonable instruction of the Applicable Representative) to cover the obligations and liabilities comprised in the Secured Obligations and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.
14.6 This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall in-

clude any assignee, transferee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.
14.7 Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Austrian law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent.
14.8 To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement and in the Additional Collateral Agent’s Fee Letter, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Receivables.
14.9 The Pledgor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.
14.10 For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Pledgor.
15. Execution in Counterparts
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In this respect the Collateral Agent and the Pledgor agree not to contest the validity of an uncertified copy of this Agreement in any court or enforcement proceedings in the Republic of Austria.

16. Stamp Duty
The Parties agree that the provisions of sections 9.19 (Place of Performance) and 9.20 (Austria Stamp Duty) of the Credit Agreement (and, if the Credit Agreement is no longer in existence, an equivalent clause in any Additional Agreement) and the provisions of sections 5.15 (Place of Performance) and 5.16 (Austrian Stamp Duty) of the First Lien Intercreditor Agreement (and, if the First Lien Intercreditor Agreement is no longer in existence, an equivalent clause in any Intercreditor Arrangements) shall apply to this Agreement as if incorporated herein mutatis mutandis, to the extent relating to the Pledgor and the Collateral Agent.
17. Capital maintenance
17.1 The liability of the Pledgor under this Agreement shall at all times be limited so that at no time the granting of security under this Agreement be required if this would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular Sections 82 et seq of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or Sections 52 and 65 et seq of the Austrian Stock Corporation Act (Aktiengesetz).
17.2 Should any obligation under this Agreement violate or contradict Austrian capital maintenance rules and should therefore be held invalid or unenforceable, such obligation shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian capital maintenance rules and which provides the best possible security interest in favour of the Secured Parties. By way of example, should it be held that the security interest created under the Agreement is contradicting Austrian capital maintenance rules in relation to any amount of the Secured Obligations, the security interest created under the Agreement shall be reduced to the maximum amount of the Secured Obligations which is permitted pursuant to Austrian capital maintenance rules.
18. Choice of Law
This Agreement shall be governed in all respects by the laws of Austria.
19. Settlement of Disputes
19.1 Jurisdiction of English Courts
(a)	The courts of England, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
19.2 Clause 19.1 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
19.3 Without prejudice to any other mode of service allowed under any relevant law, the Pledgor:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Pledgor of the process will not invalidate the proceedings concerned.

COLLATERAL AGENT
_________________, ______________________

Wilmington Trust (London) Limited

By:

PLEDGOR _________________, ______________________

SIG Austria Holding GmbH

By:

SIG Austria Holding GmbH

By: